Exhibit 10.1

PERFORMANCE-BASED CASH AWARD AGREEMENT

PFSWEB, INC. 2005 EMPLOYEE STOCK AND INCENTIVE PLAN

THIS PERFORMANCE-BASED CASH AWARD AGREEMENT (“Agreement”) is made and entered into this 22nd day of May, 2013 (the “Grant Date”) by and between                     (the “Employee”) and PFSweb, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Company sponsors and maintains the PFSweb, Inc, 2005 Employee Stock and Incentive Plan, as the same may be amended from time to time (the “Plan;” terms defined in the Plan having the same meaning when used herein, except as otherwise defined herein); and

WHEREAS, the Board and Article 4 of the Plan have vested in the Committee the right to determine the type(s) and amount(s) of Award(s) to be granted to any employee and the terms and conditions thereof; and

WHEREAS, Article 9 of the Plan provides for the grant to an employee of a Performance-Based Cash Award to be paid upon the achievement of such performance goals as the Committee establishes for such Award; and

WHEREAS, the Committee has decided to grant a Performance-Based Cash Award to the Employee with respect to the Company’s performance for its fiscal year beginning on January 1, 2013 and ending on December 31, 2013 on the terms and conditions hereinafter set forth; and

WHEREAS, the Employee desires to accept the Committee’s grant of a Performance-Based Cash Award on the terms and conditions hereinafter set forth;

NOW, THEREFORE, intending to be legally bound, and for good and valuable consideration, the sufficiency of which is hereby acknowledged, the Company and the Employee hereby agree as follows:

1. Definitions. The following terms (not otherwise defined herein), when used in this Agreement, shall have the following meanings, unless the context clearly requires otherwise (such definitions to be equally applicable to both the singular and plural of the defined terms):

“Adjusted EBITDA” shall mean the amount reported by the Company as its “Adjusted EBITDA” for Fiscal Year 2013 in the Company’s press release announcing its financial results for Fiscal Year 2013, but adjusted for, and without giving effect to, the grant, issuance or approval of any Performance Awards for Fiscal Year 2013.

“Base Bonus” shall mean the Performance-Based Cash Award payable to the Employee in respect of Fiscal Year 2013 upon the achievement of the Base Bonus Target as set forth in the individual Award Certificate issued by the Committee to the Employee.

“Base Bonus Target” shall mean Adjusted EBITDA for Fiscal Year 2013 equaling or exceeding the amounts so designated as set forth in the individual Award Certificate issued by the Committee to the Employee.

“ERISA” shall mean the Employee Retirement Income Security Act of 1986, as amended.

“Fiscal Year” shall mean the 12-consecutive-month period beginning on January 1 and ending on December 31, so that, by way of example, Fiscal Year 2013 shall mean the 12-consecutive-month period beginning on January 1, 2013 and ending on December 31, 2013.

“Fiscal Year Date” shall mean December 31, 2013.

“Stretch Bonus” shall mean the Performance-Based Cash Award payable to the Employee in respect of Fiscal Year 2013 upon the achievement of the Stretch Bonus Target as set forth in the individual Award Certificate issued by the Committee to the Employee.

“Stretch Bonus Target” shall mean Adjusted EBITDA for Fiscal Year 2013 equaling or exceeding the amounts so designated as set forth in the individual Award Certificate issued by the Committee to the Employee.

“Target Bonus” shall mean the Performance-Based Cash Award payable to the Employee upon the achievement of the Target Bonus Target as set forth in the individual Award Certificate issued by the Committee to the Employee.

“Target Bonus Target” shall mean Adjusted EBITDA for Fiscal Year 2013 equaling or exceeding the amounts so designated as set forth in the individual Award Certificate issued by the Committee to the Employee.

2. Performance-Based Cash Award. The amount of the Performance-Based Cash Award payable to the Employee hereunder shall be determined as follows:

(a) Base Bonus. If the Base Bonus Target, but neither the Target Bonus Target nor the Stretch Bonus Target, is achieved, the Performance-Based Cash Award payable to the Employee hereunder shall be the Base Bonus. If the Base Bonus Target is not achieved, the Employee shall not be entitled to payment of any Performance-Based Cash Award under this Agreement.

(b) Target Bonus. If the Target Bonus Target, but not the Stretch Bonus Target, is achieved, the Performance-Based Cash Award payable to the Employee hereunder shall be the Target Bonus.

(c) Stretch Bonus. If the Stretch Bonus Target is achieved, the Performance-Based Cash Award payable to the Employee hereunder shall be the Stretch Bonus.

3. Determination of Target Achievement. The Committee, in its sole and absolute discretion, shall determine when, whether, and if so, the extent to which, the Base Bonus Target, Target Bonus Target or Stretch Bonus Target, as applicable, has been achieved. Such determination, which shall be final and binding on all parties, shall be certified to the Board in writing as soon as administratively practicable in Fiscal Year 2014.

4. Vesting of Performance-Based Cash Award; Forfeiture. The Employee shall have no vested right in the Performance-Based Cash Award unless the Committee certifies to the Board that the Base Bonus Target, Target Bonus Target or Stretch Bonus Target, as applicable, has been achieved. Such achievement, as evidenced by such certification by the Committee, shall be construed by all parties as a condition related to the purpose of the compensation for purposes of Section 409A of the Code. Provided that such certification is made, and that the Employee is employed by the Company as of the Fiscal Year Date, vesting shall occur as of the Fiscal Year Date. If, prior to the Fiscal Year Date, the Employee voluntarily leaves employment with the Company other than for Good Reason or is terminated by the Company for Cause, the Employee shall forfeit the entirety of the Performance-Based Cash Award otherwise payable hereunder.

5. Adjustment of Performance-Based Cash Award. Notwithstanding any provision of this Agreement to the contrary, if the Employee’s employment by the Company is terminated between the Grant Date and the Fiscal Year Date, other than termination by the Company for Cause or the voluntary termination by the Employee other than for Good Reason, the Employee shall be entitled to payment of a portion of the Performance-Based Cash Award equal to the amount of the Performance-Based Cash Award which the Employee would have received hereunder, but for the termination of employment, multiplied by a fraction, the numerator of which is the number of days in Fiscal Year 2013 in which the Employee is employed by the Company and the denominator of which is 365.

6. Payment of Performance-Based Cash Award. Payment of the Performance-Based Cash Award shall be made in a single lump sum in cash, less all applicable withholdings, no later than April 14, 2014. In no event shall payment of the Performance-Based Cash Award be made later than the last day of Fiscal Year 2014.

7. Provisions of Plan. Except as provided herein, the provisions of this Agreement shall be subject to the provisions of the Plan, which are hereby incorporated herein by reference and made part hereof. The Employee acknowledges and agrees that he or she has been provided with and has read the Plan and understands the provisions thereof. In the event of any conflict between the terms of the Plan and the terms of this Agreement, the terms of the Plan shall take precedence, other than for such provisions of the Plan which, by their terms, are subject to the provisions of an Award Certificate.

8. No ERISA Plan. Neither this Agreement nor the award of the Performance-Based Cash Award hereunder shall be construed by any party as being subject to any provisions of ERISA, and shall not be so subject. Without in any way limiting the generality of the foregoing, the Performance-Based Cash Award awarded hereunder shall constitute a mere unfunded promise to pay by the Company and a bonus program within the meaning of Department of Labor Regulation Section 2510.3-2(c) promulgated under ERISA.

9. No Status of Performance-Based Cash Award as a Qualified Performance-Based Award. The Performance-Based Cash Award granted hereunder is not intended to be, nor shall it be construed by any party as being, a Qualified Performance-Based Award. For the avoidance of doubt, the Performance-Based Cash Award granted hereunder is not intended to, and shall not, constitute qualified performance-based compensation within the meaning of Section 162(m) of the Code.

10. Notices. Any notice required to be delivered to the Company under this Agreement shall be in writing and addressed to the Secretary of the Company at the Company’s principal corporate offices. Any notice required to be delivered to the Employee under this Agreement shall be in writing and addressed to the Employee at the Employee’s address as shown in the records of the Company. Either party may designate another address in writing (or by such other method approved by the Company) from time to time.

11. Parachute Payments and Parachute Awards. If the Employee is a “disqualified individual,” as defined in paragraph (c) of Code Section 280G, then, notwithstanding any other provision of this Agreement or of any other agreement, contract, or understanding heretofore or hereafter entered into by the Employee and the Company (an “Other Agreement”), except an agreement, contract, or understanding that expressly addresses Code Section 280G or Code Section 4999 (a “280G Agreement”), and notwithstanding any formal or informal plan or other arrangement for the direct or indirect provision of compensation to the Employee (or an employee group of which the Employee is a member), whether or not such compensation is deferred, is in cash, or is in the form of a benefit to or for the Employee (a “Benefit Arrangement”), any right the Employee has in respect of payment under this Agreement, any Other Agreement or any Benefit Arrangement will be reduced or eliminated: (a) to the extent that such right to payment, taking into account all other rights, payments, or benefits to or for the Employee under all Other Agreements and all Benefit Arrangements, would cause the payment to Employee under this Agreement to be considered a “parachute payment” within the meaning of paragraph (b)(2) of Code Section 280G as then in effect (a “Parachute Payment”); and (b) if, as a result of receiving such Parachute Payment, the aggregate after-tax amounts the Employee is entitled to receive from the Company under all Other Agreements and all Benefit Arrangements would be less than the maximum after-tax amount that could be received by the Employee without causing any such payment or benefit to be considered a Parachute Payment. The Company will accomplish such reduction in a manner to be mutually agreed with, and most beneficial for, the Employee. The foregoing shall not be interpreted so as to restrict, reduce, amend or modify any of the existing terms and provisions of any 280G Agreement to which the Employee and the Company may be a party and any payment hereunder shall be entitled to the benefits thereof.

12. Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be unenforceable, such determination shall not affect the remaining provisions of this Agreement, which shall be enforced to the maximum extent permitted under applicable law.

13. Modification. Subject to the provisions of the Plan, this Agreement may be modified only in writing pursuant to an agreement by and between the Company and the Employee.

14. Headings. The headings contained herein are for convenience of reference only and shall not be construed by any party as having any substantive significance.

15. Clawback. Notwithstanding any other provisions in this Agreement, this Award is subject to recovery under any law, government regulation or stock exchange listing requirement, and is subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company at any time pursuant to any such law, government regulation or stock exchange listing requirement).

16. Section 409A of the Code. It is intended that all payments under this Agreement qualify as short-term deferrals exempt from the requirements of Section 409A of the Code. In the event that any payment hereunder does not qualify for treatment as an exempt short-term deferral, it is intended that such payment shall be paid in a manner that satisfies the requirements of Section 409A of the Code. This Agreement shall be interpreted and construed accordingly.

17. Execution and Counterparts. This Agreement shall be deemed executed and delivered by the parties upon the execution of the individual Award Certificate issued to the Employee in connection herewith, which Award Certificate shall be executed by an authorized officer of the Company and may be executed in any number of counterparts, each of which shall be deemed an original, and shall be effective when a counterpart thereof has been received from both parties.

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